The PMI Group, Inc.

News Release

Media: Investors:	Beth Haiken (925) 658-6192 Bill Horning (925) 658-6193

The PMI Group, Inc. Announces $400 Million Common Share Repurchase Program

Walnut Creek, CA, July 21, 2006 – The PMI Group, Inc. (NYSE: PMI) today announced that its Board of Directors authorized a common share repurchase program of up to $400 million of PMI’s outstanding common shares. PMI also announced that it has completed its February 17, 2006 $150 million share repurchase authorization with the purchase of $146.5 million of common shares during the second quarter of 2006.

The $400 million share repurchase authorization is designed to address the additional common shares PMI will issue on November 15, 2006 under the terms of its 5.875% Hybrid Income Term Security Units (HITS). In accordance with the HITS purchase contracts, holders of the equity units have a mandatory purchase obligation for $345 million of PMI’s common shares. As set forth in more detail in the prospectus supplement relating to the equity units, the number of common shares required to be purchased by holders of the equity units will depend on the settlement rate in effect on November 15, 2006, which will be related to the market value of PMI’s common stock during a specified period preceding November 15, 2006. The amount of common shares to be purchased under the purchase contracts will range between approximately 7.3 and 9.1 million common shares.

Under the common share repurchase program, management is authorized to repurchase common shares from time to time in the open market, as well as through privately negotiated transactions, block purchases and other means. The timing and the amount of the repurchased common shares will depend on market conditions and corporate requirements, among other things. The program may be suspended or discontinued at any time. The repurchased common shares will be available for general corporate purposes. This is PMI’s eighth share repurchase plan since 1996. To date, PMI has repurchased approximately $900 million of its common shares through these repurchase programs, totaling over 31 million common shares.

About The PMI Group, Inc.
The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, is an international provider of credit enhancement products and services. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance. Through its subsidiaries, The PMI Group, Inc. is one of the world’s largest providers of private mortgage insurance with operations in the United States, Australia, New Zealand, and the European Union, as well as one of the largest providers of mortgage guaranty reinsurance in Hong Kong. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this release that are not historical facts or that relate to future plans, events or performance, including the consummation, amounts, timing and structure of PMI’s share repurchase program, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements, and there can be no guarantee when or if any share repurchases will be executed pursuant to the authorization. These factors include changes in business and other conditions, changes in anticipated cash balances and other potential uses for PMI’s cash. Risks and uncertainties are discussed in PMI’s SEC filings, including its Form 10-Q for the period ended March 31, 2006 and its Form 10-K for the year ended December 31, 2005. PMI undertakes no obligation to update forward-looking statements.

“HITS” is a trademark of Bank of America Securities LLC.

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